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Exhibit 11

HARRAH'S ENTERTAINMENT, INC.
COMPUTATIONS OF PER SHARE EARNINGS

	First Quarter Ended
	March 31, 2003	March 31, 2002
Income from continuing operations	$80,796,000	$85,024,000
Discontinued operations, net	284,000	137,000
Cumulative effect of change in accounting principle, net	–	(91,169,000)

Net income/(loss)	$81,080,000	$(6,008,000)

BASIC EARNINGS/(LOSS) PER SHARE
Weighted average number of common shares outstanding	108,489,008	111,884,741

BASIC EARNINGS/(LOSS) PER COMMON SHARE
Income from continuing operations	$0.75	$0.76
Discontinued operations, net	–	–
Cumulative effect of change in accounting principle, net	–	(0.81)

Net income/(loss)	$0.75	$(0.05)

DILUTED EARNINGS/(LOSS) PER SHARE
Weighted average number of common shares outstanding	108,489,008	111,884,741
Additional shares based on average market price for period applicable to:
Restricted Stock	450,063	631,851
Stock options	1,126,648	1,863,877

Average number of common and common equivalent shares outstanding	110,065,719	114,380,469

DILUTED EARNINGS/(LOSS) PER COMMON AND COMMON EQUIVALENT SHARE
Income from continuing operations	$0.74	$0.75
Discontinued operations, net	–	–
Cumulative effect of change in accounting principle, net	–	(0.80)

Net income/(loss)	$0.74	$(0.05)

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  Exhibit 11
HARRAH'S ENTERTAINMENT, INC. COMPUTATIONS OF PER SHARE EARNINGS